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                                                                      EXHIBIT 21

                                  SIMULA, INC.
                                 SUBSIDIARY LIST



     1.      Simula Government Products, Inc.

     2.      Airline Interiors, Inc.

     3.      Intaero, Inc.

     4.      Coach & Car Equipment Corporation

     5.      ViaTech, Inc.

     6.      Artcraft Industries Corp.

     7.      Sedona Scientific, Inc.

     8.      International Center for Safety Education, Inc.

     9.      Safety Equipment, Inc.

     10.     Simula Automotive Safety Devices, Inc.

     11.     Simula Automotive Safety Devices, Limited

     12.     Simula Protective Systems, Limited